CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                  ZAPWORLD.COM

The undersigned certify that:

1. They are the president and the secretary, respectively, of Zapworld.com, a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

            "The name of this corporation is ZAP"

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the corporation is 6,111,179. There are no outstanding shares of Preferred Stock. The number of shares of Common Stock voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares entitled to vote.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 16, 2001


                                          /s/ Gary Starr
                                          ------------------------------------
                                          Gary Starr, President

                                          /s/ Joni Arellanes
                                          ------------------------------------
                                          Joni Arellanes, Secretary